EXHIBIT 10.22


                               EMPLOYEE AGREEMENT
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      AGREEMENT dated January 1, 1998 between D & J Enterprises International,
Inc., a Nevada Corporation (the "Company") and Darryl D. Dorsett (the "Executive").

      The Executive is employed by the Company as C.F.O. / V.P. of Administration. The Company and the Executive wish to provide for the continued employment of the Executive on the terms set forth herein.

      Accordingly, the parties agree as follows:

      1. EMPLOYMENT TERM. Commencing on the first day of the month following the execution of agreements whereby Company is funded in an amount of not less than one million dollars and ending on the same day three (3) years hence or such later date to which the Executive's employment may be extended as provided in Section 5 hereof (the "Extension").

      2. POSITION, DUTIES and RESPONSIBILITIES. The Executive's position shall continue to be C.F.O./ V.P. of Administration and the duties and responsibilities shall be those currently assigned to him and such other duties and responsibilities associated therewith or appropriate thereto as may be assigned to him. The executive shall devote his entire working time and attention exclusively to the duties and responsibilities hereunder.

      3. BASE SALARY. During the Term of this Agreement, for all services hereunder, the Executive will receive an initial base salary of ninety five thousand dollars ($95.000.00) per annum, payable in equal semimonthly installations. During the Term of this Agreement, the Executive's base salary shall not be less than the initial base salary and the Executive shall be eligible for discretionary increases, in accordance with the normal review procedures and policies as established by the Board of Directors.

      4.     BENEFITS.
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      a.     During the Term of this Agreement, the Executive shall be eligible to participate in all pension, insurance, medical, disability and other benefit plans made available generally to senior executives of the Company, whether presently in effect or adopted hereafter during the Term.

      b. During the Term of this Agreement, the Company shall reimburse the Executive for his reasonable and necessary expenses related to his performance under this Agreement, upon submission of detailed vouchers therefor in accordance with the Company's standard practices.

      c. During the Term of this Agreement, the Company shall furnish the Executive with the use of an automobile of his choice, so long as lease payments for such automobile do not exceed seven hundred dollars ($700.00) per month. Should the Executive select an automobile whose lease payment is greater than that allowed under this provision, the Executive, at his choice, and with the

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Company' consent, may elect to have the amount greater than seven hundred dollars ($700.00) deducted from his compensation. The Executive shall have the use of the Company gasoline credit cards and the Company shall pay for all insurance and maintenance for said automobile.

      5. EXTENSION OF TERM. If neither party gives to the other party notice of termination on or before the original termination date, the Term of the Executive's employment with the Company shall be automatically extended for an additional three (3) year period. If the Executive's employment shall be extended as above provided, then except as set forth in Section 8, neither party shall terminate the Executive's employment without giving the other party 180 days' prior written notice of termination.

      6.     TERMINATION.
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      a.)    The Company shall have the right to terminate the Term at any time after the original termination date immediately by written notice for cause or in the event of the Executive's death or disability. As used herein,

             (1) "cause" shall mean the Executive's breach of any of the terms of this Agreement or the Executive's commission of an act which is detrimental to the Company's reputation or is in conflict with the Company's business or the Executive's duties and responsibilities hereunder, and;

             (ii) "disability" shall mean the Executive's inability to perform his duties hereunder by reason of mental or physical disorder or injury constituting a "long-term" disability" as generally defined by workers compensation insurance provisions.

      b.)    The Executive shall have the right to terminate the Term at any time after the original termination date immediately by written notice in the event of the Company's breach of any of the terms of this Agreement.

      7.     PAYMENT FOLLOWING THE TERM.
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      a.)    In the event the Company shall terminate the Term as provided in
Section 6 (a) hereof, then the Company shall have the right to terminate all further payments pursuant hereto and shall have no further obligations hereunder.

      b.)    In the event that the Company shall terminate the Term other than as provided in Section 7 (a) hereof, then the Company shall pay to the Executive his monthly salary, at the rate in effect pursuant to Section 3 on the date of termination, through the end of the Term. Such amounts payable under this provision shall be payable on the first day of each month when due.

      c.)    In the event that the Executive shall terminate the Term pursuant to Section 6(b)

      d.)    In the event that the Executive shall terminate the Term pursuant to Section 6(b) hereof, then the Company shall pay to the Executive his monthly salary, at the rate in effect pursuant to Section 3 of the date of termination,

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through the end of the Term. Such amounts payable under this provision shall be payable on the first day of each month when due.

      8. CONFIDENTIALITY; AGREEMENT NOT TO COMPETE. The Executive recognizes that the services heretofore performed by him have been, and that the services to be performed by him hereunder are, special, unique and extraordinary, and that by reason of such employment he has acquired and will acquire confidential information and trade secrets concerning the Company's operations. Accordingly, it is agreed that:

      a.)    During the Term of this Agreement and for such period after the end of the Term as the Executive may be entitled to receive payments under Sections 8 (b)(, (c), or (d) hereof, the Executive will not directly or indirectly, as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise, become or be interested in or associated with any other corporation, firm or business engaged in the same or a similar competitive business with the Company. However, the Executive's ownership directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market shall not, in any event, be deemed to be a violation of the provisions of this Section 8 (a).

      b.)    During the Term of this Agreement and for a period of five (5)
years after the end of the Term, or any extension of the Term under the provisions of Section 7, the Executive shall not divulge to any entity or person any information acquired by the Executive concerning the Company's operations, plans, processes, methods, research or development, or any other of its trade secrets, except information which is available to the public in published literature or becomes public knowledge through no fault of the Executive.

      c.)    The Executive acknowledges that all information, the disclosure of which is prohibited hereby, is of a confidential and proprietary character and of great value to the Company, and upon expiration or sooner termination of this Agreement, the Executive shall forthwith deliver up to the Company all records, memoranda, data and documents of any description which refer or relate in any way to the disclosure prohibited hereby, and return to the Company any of its equipment and property which may then be in the Executive's possession or under the Executive's personal control.

      d.)    During the Term of this Agreement and for a period of two (2) years thereafter, the Executive agrees not to disclose the terms of this Agreement to any person other than the Executive's immediate family and attorneys, accountants and other professional advisors, except as otherwise required by law. However, the Executive acknowledges that the Company may, at its sole discretion, disclose all or part of the terms of this Agreement.

      e.)    The Company shall be entitled, in addition to any other right and remedy it may have at law, or in equity related to breaches of this Agreement by the Executive (including the right to terminate any payments pursuant to Section 9 hereof), to an injunction, without the right to terminate any payments pursuant to Section 9 hereof), to an injunction, without the posting of any bond or other security, enjoining or restraining the Executive from any violation or threatened violation of this Section, and the Executive hereby consents to the issuance of such injunctions.

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      9.     NOTICES. Any notices to be given hereunder will be deemed
sufficient if given in writing and either delivered personally or sent by certified mail.

             If to the Executive:

                   Darryl D. Dorsett
                   30067 Clearwater Dr.
                   Canyon Lakes, CA 92587

             If to the Company:

                   D & J Enterprises International, Inc.
                   10601 Church Street, Suite 102
                   Rancho Cucamonga, CA 91730

      10. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Nevada applicable to agreements and to be performed entirely within such state.

      11. ASSIGNMENT. This Agreement may be assigned by the Company to any non-affiliate of the Company that shall acquire by merger, sale of assets or in any other manner, all or substantially all of the businesses of the Company. In the event of any such assignment, the Company shall cause such non-affiliate to assume the obligations of the Company hereunder concurrently with any such assignment with the same effect as if such assignee were the "Company" hereunder. This Agreement is personal to the Executive and the Executive may not assign any rights or delegate any responsibilities hereunder without the prior approval of the Company.

      12. ENTIRE AGREEMENT. This Agreement is the entire agreement between the Company and the Executive with respect to the subject matter hereof and shall be binding upon and inure of the benefit of the parties and their respective successors, heirs and permitted assigns. This Agreement may not be altered, modified, changed or discharged except in writing signed by both parties.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

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By the Company:

/S/ [D. W. S.]                         /S/ 1/1/98
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Chairman of the Board                  Date


By the Executive:

/S/ [Darryl D. Dorsett.]               /S/ 1/1/98
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                                       Date


By the Company:

/S/ [JANICE A. SORENSON]               /S/ 1/1/98
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Corporate Secretary                    Date




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